Exhibit 23.2(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-3 for United States Oil Fund, LP of our report dated March 25, 2015 relating to the statement of financial condition as of December 31, 2014 and 2013 of United States Commodity Funds LLC and Subsidiaries included in the Current Report on Form 8-K filed on behalf of United States Oil Fund, LP and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

February 3, 2016